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Avista Corp. Reports Financial Results for Fourth Quarter and Fiscal Year 2014, and Confirms 2015 Earnings Guidance

SPOKANE, Wash. – Feb. 25, 2015, 4:05 a.m. PT: Avista Corp. (NYSE: AVA) today reported results of net income attributable to Avista Corp. shareholders of $192.0 million, or $3.10 per diluted share, for the year ended Dec. 31, 2014, compared to $111.1 million, or $1.85 per diluted share for the year ended Dec. 31, 2013. Net income from continuing operations attributable to Avista Corp. shareholders for 2014, was $119.8 million or $1.93 per diluted share, compared to $104.3 million or $1.74 per diluted share for 2013.

For the fourth quarter of 2014, net income attributable to Avista Corp. shareholders was $32.2 million, or $0.51 per diluted share, compared to $31.7 million, or $0.53 per diluted share, for the fourth quarter of 2013. Net income from continuing operations attributable to Avista Corp. shareholders for the fourth quarter of 2014 was $30.6 million or $0.48 per diluted share, compared to $30.4 million or $0.51 per diluted share for the fourth quarter of 2013.

“We had a transformational year in 2014, with the sale of Ecova, Inc. and the successful acquisition of Alaska Electric Light and Power Company,” said Avista Corp. Chairman, President and Chief Executive Officer Scott Morris. "These are significant milestones for our company and it’s fitting that they occurred during our 125th anniversary year. In addition, we continued our strong partnerships with the communities we serve throughout our service territory.

"Earnings for Avista Utilities for 2014 were slightly higher than originally expected due to higher loads for the first nine months, lower power supply costs, the continued management of our operating expenses and lower interest costs. These increases were tempered by a provision for earnings sharing with our Idaho customers and lower loads during the fourth quarter. In addition, our increased earnings for Avista Utilities, compared to 2013, resulted from the recovery of the capital investments we made to replace and update our aging infrastructure.

“However, during the fourth quarter, weather was significantly warmer than the prior year and warmer than normal, which reduced heating loads. As a result, quarterly earnings at Avista Utilities were below our expectations.

"Our new Alaska operations met our expectations contributing $3.2 million to our earnings in the second half of 2014. We are continuing to explore further growth opportunities in Alaska.

“Lastly, we are confirming our 2015 earnings guidance with a consolidated range of $1.86 to $2.06,” Morris said.

Summary Results

Avista Corp.’s results for the fourth quarter of 2014 and the year ended Dec. 31, 2014, as compared to the respective periods of 2013 are presented in the table below:

($ in thousands, except per-share data)	Q4 2014	Q4 2013	Year 2014	Year 2013
Operating Revenues (continuing operations)	$411,846	$404,280	$1,472,562	$1,441,744
Income from Operations (continuing operations)	$66,753	$64,154	$252,588	$231,089
Net Income from continuing operations attributable to Avista Corp. Shareholders	$30,581	$30,391	$119,817	$104,273
Net Income from discontinued operations attributable to Avista Corp. Shareholders	$1,639	$1,275	$72,224	$6,804
Total net Income attributable to Avista Corp. Shareholders	$32,220	$31,666	$192,041	$111,077
Net Income (Loss) attributable to Avista Corporation Shareholders by Business Segment:
Avista Utilities	$28,233	$32,333	$113,263	$108,598
Alaska Electric Light and Power Company	$2,641	$—	$3,152	$—
Ecova (discontinued operations)	$1,639	$1,370	$72,390	$7,129
Other	$(293)	$(2,037)	$3,236	$(4,650)
Earnings (Loss) per diluted share by Business Segment attributable to Avista Corporation Shareholders:
Avista Utilities	$0.45	$0.54	$1.83	$1.81
Alaska Electric Light and Power Company	$0.04	$—	$0.05	$—
Ecova (discontinued operations)	$0.03	$0.02	$1.17	$0.12
Other	$(0.01)	$(0.03)	$0.05	$(0.08)
Total earnings per diluted share attributable to Avista Corp. Shareholders	$0.51	$0.53	$3.10	$1.85
Earnings per diluted share from Continuing Operations	$0.48	$0.51	$1.93	$1.74
Earnings per diluted share from Discontinued Operations	$0.03	$0.02	$1.17	$0.11
Total earnings per diluted share attributable to Avista Corp. Shareholders	$0.51	$0.53	$3.10	$1.85

The decrease in quarterly Avista Utilities earnings was primarily due to weather that was warmer than normal and warmer than the prior year, which significantly decreased heating loads. The decrease was also due to an increase in the effective tax rate, as well as expected increases in depreciation and amortization, taxes other than income taxes and other operating expenses. This decrease in quarterly earnings was partially offset by the improved recovery of costs and capital investments and lower net power supply costs.

Earnings at Avista Utilities for the full year increased due to the improved recovery of costs and capital investments in each of our jurisdictions, lower net power supply costs and a decrease in interest expense, partially offset by the provision for earnings sharing in Idaho. The increase in annual earnings was also partially offset by expected increases in other operating expenses, depreciation and amortization and taxes other than income taxes. Avista Utilities results for 2013 also included the net benefit from the settlement with the Bonneville Power Administration (BPA).

Alaska Electric Light and Power Company (AEL&P) was included in our actual results for the first time in the second half of 2014 and contributed $3.2 million to our overall earnings.

Earnings at Ecova increased for 2014 due to our sale of Ecova on June 30. The net gain of $69.7 million from the sale is included in the results for Ecova. Excluding the net gain, net income from Ecova's regular operations through the date of the sale did not change significantly as compared to the same period in 2013. The positive earnings in the fourth quarter of 2014 was primarily the result of income tax adjustments related to the transaction.

Earnings at our other businesses increased for 2014 as a result of the settlement of the California power markets litigation, partially offset by a donation to the Avista Foundation and increased costs from exploring strategic opportunities. We also had positive earnings at METALfx. Fourth quarter and fiscal year 2013 results included impairment losses associated with our investment in an energy storage company and our investment in a fuel cell business.

Avista Utilities

Utility Gross Margin - 2014 compared to 2013

On a quarterly basis, operating revenues (exclusive of intra-company revenues between electric and natural gas of $38.0 million in the fourth quarter of 2014 and $46.4 million in the fourth quarter of 2013) decreased $5.5 million and resource costs decreased $8.0 million, which resulted in an increase of $2.5 million in gross margin. The gross margin on electric sales increased $7.6 million and the gross margin on natural gas sales decreased $5.1 million. The increase in electric gross margin was primarily due to the improved recovery of costs and capital investments and lower net power supply costs (due to the Colstrip outage in 2013 and increased hydroelectric generation in 2014). This was partially offset by warmer than normal weather that decreased heating loads, as compared to the fourth quarter of 2013, which had colder than normal weather. The decrease in natural gas gross margin was primarily due to warmer weather, partially offset by the improved recovery of costs and capital investments.

On an annual basis, operating revenues (exclusive of intra-company revenues of $142.2 million in 2014 and $151.9 million in 2013) increased $9.5 million and resource costs decreased $17.2 million, which resulted in an increase of $26.7 million in gross margin. The gross margin on electric sales increased $26.0 million and the gross margin on natural gas sales increased $0.7 million. The increase in electric gross margin was primarily due to the improved recovery of costs and capital investments in Washington and Idaho and lower net power supply costs (due to the Colstrip outage in 2013 and increased hydroelectric generation in 2014). This was partially offset by a $7.5 million provision for earnings sharing in Idaho in 2014, compared to $2.0 million in 2013. For 2014, we recognized a pre-tax benefit of $5.4 million under the Energy Recovery Mechanism (ERM) in Washington compared to a pre-tax expense of $4.7 million for 2013. This change represents a decrease in net power supply costs due to the Colstrip outage in 2013 and increased hydroelectric generation in 2014. Electric gross margin for 2013 included the net benefit from the settlement with the BPA of $5.1 million. The increase in natural gas gross margin was primarily due to the improved recovery of costs and capital investments, mostly offset by warmer weather during the fourth quarter of 2014.

Electric Revenues - 2014 compared to 2013

Electric revenues decreased $31.6 million for 2014, as compared to 2013. Retail electric revenues increased by $14.8 million, wholesale electric revenues increased by $10.6 million, sales of fuel decreased by $42.9 million, other electric revenues decreased by $8.6 million and the provision for earnings sharing increased by $5.5 million (which is a reduction to revenue).

Retail electric revenues increased $14.8 million due to an increase in revenue per MWh (increased revenues $25.2 million), partially offset by a decrease in total MWhs sold (decreased revenues $10.4 million). The increase in revenue per MWh was primarily due to the improved recovery of costs and capital investments and a change in revenue mix, with a greater percentage of retail revenue from residential and commercial customers.

The decrease in total MWhs sold to residential customers was primarily due to warmer weather in the fourth quarter, partially offset by customer growth. Compared to 2013, residential electric use per customer decreased 2.3 percent, while commercial use per customer decreased 0.6 percent. Cooling degree days at Spokane were 60 percent above historical average for 2014, but 11 percent below 2013. Heating degree days at Spokane were 9 percent below historical average for 2014, and 7 percent below 2013.

The decrease in total MWhs sold to industrial customers was primarily due to the expiration and replacement of a contract with one of our largest industrial customers, effective July 1, 2013. This did not impact our gross margin or net income.

Wholesale electric revenues increased $10.6 million due to an increase in sales prices (increased revenues $17.6 million), partially offset by a decrease in sales volumes (decreased revenues $7.0 million). The fluctuation in volumes and prices was primarily the result of our optimization activities.

When current and forward electric wholesale market prices are below the cost of operating our natural gas-fired thermal generating units, we sell the related natural gas purchased for generation in the wholesale market rather than operate the generating units. The revenues from sales of fuel decreased $42.9 million as compared to 2013, due to a decrease in sales of natural gas fuel as part of thermal generation resource optimization activities. As relative power and natural gas prices vary, our volume of thermal optimization also varies.

Other electric revenues decreased $8.6 million primarily due to the receipt of $11.7 million of revenue in 2013 from the BPA for past use of our electric transmission system.

In 2014, we estimated a provision for earnings sharing of $7.5 million for Idaho electric customers with $5.6 million representing our estimate for 2014 and $1.9 million representing an adjustment of our 2013 estimate. In 2013, we recorded a provision for earnings sharing of $2.0 million for Idaho electric customers.

Natural Gas Revenues - 2014 compared to 2013

Natural gas revenues increased $31.4 million for 2014, as compared to 2013, due to an increase in wholesale natural gas revenues, partially offset by a slight decrease in retail natural gas revenues.

Retail natural gas revenues decreased $1.3 million due to a decrease in volumes (decreased revenues $20.0 million), partially offset by higher retail rates (increased revenues $18.7 million). Higher retail rates were due to purchased gas adjustments, which passed through higher costs of natural gas, and the improved recovery of costs and capital investments. We sold less retail natural gas in 2014 as compared to 2013 primarily due to weather that was warmer than normal and warmer than the prior year during the fourth quarter. Compared to 2013, residential use per customer decreased 8 percent and commercial use per customer decreased 5 percent. Heating degree days at Spokane were 9 percent below historical average for 2014 and 7 percent below 2013. Heating degree days at Medford were 25 percent below historical average for 2014 and 26 percent below 2013. For the fourth quarter of 2014, heating degree days at Spokane were 13 percent below historical average and 16 percent below 2013. For that same period, heating degree days at Medford were 29 percent below historical average and 36 percent below 2013.

Wholesale natural gas revenues increased $33.5 million due to an increase in prices (increased revenues $24.8 million) and an increase in volumes (increased revenues $8.7 million), which were related to an increase in optimization activities in 2014. Our optimization activities can fluctuate up or down each year depending on wholesale market metrics and the amount of economic value we can generate with our excess pipeline and storage capacity and excess natural gas (if we have any).

In addition, transportation revenues increased $0.2 million, other natural gas revenues decreased $1.1 million and we recorded a provision for Idaho earnings sharing of $0.2 million for 2014 related to natural gas.

Utility Resource Costs and Expenses - 2014 compared to 2013

Avista Utilities' resource costs decreased $17.2 million, after elimination of intracompany resource costs of $142.2 million for 2014 and $151.9 million for 2013. Including intracompany resource costs, Avista Utilities' electric resource costs decreased $57.7 million and natural gas resource costs increased $30.7 million. The decrease in Avista Utilities' electric resource costs was primarily due to the Colstrip outage in 2013 and increased hydroelectric generation in 2014. Specifically, there were decreases in purchased power, fuel for generation and other fuel costs. The increase in natural gas resource costs was primarily due to an increase in natural gas purchased, partially offset by a decrease in net amortizations related to our purchased gas cost adjustments.

Avista Utilities' other operating expenses increased $4.7 million and were due to increased generation, transmission and distribution operating and maintenance expenses and increased outside services. There were also transaction fees associated with the AEL&P acquisition of $1.3 million in 2014 compared to $1.6 million in 2013. These were partially offset by a decrease in pension and other post-retirement benefits expense.

Avista Utilities' depreciation and amortization increased $9.8 million driven by additions to utility plant.

Avista Utilities' taxes other than income taxes increased $4.8 million primarily due to increased production, distribution and transmission property taxes.

Alaska Electric Light and Power Company

Alaska Energy and Resources Company (AERC), AEL&P's direct parent, was acquired on July 1, 2014, and the results for only the third and fourth quarters of 2014 are included in the financial statements presented.

AEL&P’s operating revenues for the third and fourth quarters of 2014 were $21.6 million and its resource costs were $5.9 million, which resulted in gross margin of $15.7 million, all related to electric sales. Retail revenues for the current period were affected by warmer than normal weather with heating degree days that were 9 percent below normal. There were no cooling degree days during the second half of 2014. AEL&P is winter peaking and does not have significant cooling loads during the summer. Resource costs are primarily comprised of the costs associated with the Snettisham hydroelectric project.

AEL&P's other operating expenses totaled $5.9 million for the third and fourth quarters of 2014. Depreciation and amortization was $2.6 million and taxes other than income taxes were $1.1 million.

Other Businesses

The net income from these operations was $3.2 million for 2014 compared to a net loss of $4.7 million for 2013. The net income for 2014 was primarily the result of the settlement of the California power markets litigation, where Avista Energy, Inc. received settlement proceeds and recognized an increase in pre-tax earnings of approximately $15.0 million. This was partially offset by a pre-tax contribution of $6.4 million of the proceeds to the Avista Foundation.

METALfx had net income of $0.9 million for 2014, compared to net income of $1.2 million for 2013.

We also incurred $2.4 million (net of tax) of corporate costs in 2014, including costs associated with exploring strategic opportunities.

Liquidity and Capital Resources

Avista Corp. has a committed line of credit with various financial institutions in the total amount of $400.0 million and it expires in April 2019. As of Dec. 31, 2014, there were $105.0 million of cash borrowings and $32.6 million in letters of credit outstanding, leaving $262.4 million of available liquidity under this committed line of credit.

In November 2014, AEL&P entered into a committed line of credit in the amount of $25.0 million, which expires in November 2019. As of Dec. 31, 2014, there were no borrowings or letters of credit outstanding under this committed line of credit.

In December 2014, Avista Corp. issued $60.0 million of first mortgage bonds to three institutional investors in a private placement transaction. The first mortgage bonds bear an interest rate of 4.11 percent and mature in 2044.

In December 2014, AERC entered into a 3.85 percent $15.0 million term loan agreement which matures in December 2019. The proceeds from this term loan were paid as a cash dividend to Avista Corp.

During the second half of 2014, we repurchased 2,529,615 shares of our outstanding common stock through our 2014 stock repurchase program at a total cost of $79.9 million and an average cost of $31.57 per share. We did not make any repurchases under this program subsequent to October 2014.

We initiated a second stock repurchase program commencing on Jan. 2, 2015, which will continue through March 31, 2015, for the repurchase of up to 800,000 shares of our outstanding common stock. Through Jan. 31, 2015, we have not repurchased any shares under this program. If current market conditions continue through the end of the first quarter, we do not anticipate purchasing any of the 800,000 shares authorized under the program. If this occurs, we do not expect to issue any common stock during 2015 other than shares under the employee plans, which we estimate to be approximately $1.2 million.

For 2015, Avista Corp. expects to issue approximately $125.0 million of long-term debt in order to maintain an appropriate capital structure and to fund planned capital expenditures.

We are making significant capital investments in generation, transmission and distribution systems to replace aging infrastructure and to preserve and enhance service reliability for our customers. Avista Utilities' cash-basis capital expenditures were $323.9 million for 2014. Our accrual-basis capital expenditures were $352.3 million for 2014. We expect Avista Utilities' capital expenditures to be about $375 million for 2015 and $350 million in 2016. AEL&P's capital expenditures were $1.6 million for the six months ended Dec. 31, 2014. We expect to spend approximately $15 million for each of 2015 and 2016 related to capital expenditures at AEL&P.

2015 Earnings Guidance and Outlook

Avista Corp. is confirming its 2015 guidance for consolidated earnings to be in the range of $1.86 to $2.06 per diluted share. Our earnings guidance range previously assumed we would repurchase 4 million shares of common stock through our 2014 stock repurchase program by Dec. 31, 2014. By not fully completing this stock repurchase program and in turn not issuing any common stock during 2015 other than those under the employee plans, we expect earnings dilution of approximately $0.03 per share in 2015.

We expect Avista Utilities to contribute in the range of $1.81 to $1.95 per diluted share for 2015. As compared to 2014, we expect our 2015 earnings from Avista Utilities to be positively impacted by the improved recovery of costs and capital investments. In 2015, we expect utility load growth of approximately 1 percent and a growth in operating expenses of approximately 3 percent. Our range for Avista Utilities encompasses expected variability in power supply costs and the application of the ERM to that power supply cost variability. The midpoint of our guidance range for Avista Utilities does not include any benefit or expense under the ERM. In 2015, we expect to be in a benefit position under the ERM within the 90 percent customers/10 percent company sharing band, which is expected to add $0.05 to $0.06 to Avista Utilities' earnings. Our outlook for Avista Utilities assumes, among other variables, normal precipitation, temperatures and hydroelectric generation for the remainder of the year and it includes the expected impact from decoupling in Washington. We estimate that our 2015 Avista Utilities earnings guidance range encompasses a return on equity range of approximately 8.4 to 9.0 percent.

For 2015, we expect AEL&P to contribute in the range of $0.08 to $0.12 per diluted share. Our outlook for AEL&P assumes, among other variables, normal precipitation, temperatures and hydroelectric generation for the remainder of the year.

We expect the other businesses to be between a loss of $0.01 and a loss of $0.03 per diluted share, which includes costs associated with exploring strategic opportunities.

Our guidance generally includes only normal operating conditions and does not include unusual items such as settlement transactions, impairments or acquisitions/dispositions until the effects are known and certain.

NOTE: We will host a conference call with financial analysts and investors on Feb. 25, 2015, at 10:30 a.m. ET to discuss this news release. The call will be available at (800) 708-4539, confirmation number: 38868951. A simultaneous webcast of the call will be available on our website, www.avistacorp.com. A replay of the conference call will be available through Mar. 4, 2015. Call (888) 843-7419, pass code 38868951#, to listen to the replay.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides electric service to 370,000 customers and natural gas to 330,000 customers. Our service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.5 million. AERC is an Avista subsidiary that, through its subsidiary AEL&P, provides retail electric service to 16,000 customers in the city and borough of Juneau, Alaska. Our stock is traded under the ticker symbol “AVA”. For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

This news release contains forward-looking statements, including statements regarding our current expectations for future financial performance and cash flows, capital expenditures, financing plans, our current plans or objectives for future operations and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond our control and many of which could have significant impact on our operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: weather conditions (temperatures, precipitation levels and wind patterns) which affect both energy demand and electric generating capability, including the effect of precipitation and temperature on hydroelectric resources, the effect of wind patterns on wind-generated power, weather-sensitive customer demand, and similar effects on supply and demand in the wholesale energy markets; state and federal regulatory decisions that affect our ability to recover costs and earn a reasonable return including, but not limited to, disallowance or delay in the recovery of capital investments and operating costs and discretion over allowed return on investment; volatility and illiquidity in wholesale energy markets, including the availability of willing buyers and sellers, changes in wholesale energy prices that can affect operating income, cash requirements to purchase electricity and natural gas, value received for wholesale sales, collateral required of us by counterparties on wholesale energy transactions and credit risk to us from such transactions, and the market value of derivative assets and liabilities; economic conditions in our service areas, including the economy's effects on customer demand for utility services; declining energy demand related to customer energy efficiency and/or conservation measures; our ability to obtain financing through the issuance of debt and/or equity securities, which can be affected by various factors including our credit ratings, interest rates and other capital market conditions and the global economy; the potential effects of legislation or administrative rulemaking, including possible effects on our generating resources of restrictions on greenhouse gas emissions to mitigate concerns over global climate changes; political pressures or regulatory practices that could constrain or place additional cost burdens on our energy supply sources, such as campaigns to halt coal-fired power generation and opposition to other thermal generation, wind turbines or hydroelectric facilities; changes in actuarial assumptions, interest rates and the actual return on plan assets for our pension and other postretirement benefit plans, which can affect future funding obligations, pension and other postretirement benefit expense and the related liabilities; the outcome of pending legal proceedings arising out of the “western energy crisis” of 2000 and 2001, specifically related to the Pacific Northwest refund proceedings; the outcome of legal proceedings and other contingencies; changes in environmental and endangered species laws, regulations, decisions and policies, including present and potential environmental remediation costs and our compliance with these matters; wholesale and retail competition including alternative energy sources, growth in customer-owned power resource technologies that displace utility-supplied energy or that may be sold back to the utility, and alternative energy suppliers and delivery arrangements; growth or decline of our customer base and the extent to which new uses for our services may materialize or existing uses may decline; the ability to comply with the terms of the licenses for our hydroelectric generating facilities at cost-effective levels; severe weather or natural disasters that can disrupt energy generation, transmission and distribution, as well as the availability and costs of materials, equipment, supplies and support services; explosions, fires, accidents, mechanical breakdowns, avalanches or other incidents that may impair assets and may disrupt operations of any of our generation facilities, transmission and distribution systems or other operations; public injuries or damage arising from or allegedly arising from our operations; blackouts or disruptions of interconnected transmission systems (the regional power grid); disruption to information systems, automated controls and other technologies that we rely on for our operations, communications and customer service; terrorist attacks, cyber attacks or other malicious acts that may disrupt or cause damage to our utility assets or to the national economy in general, including any effects of terrorism, cyber attacks or vandalism that damage or disrupt information technology systems; cyber attacks or other potential lapses that result in unauthorized disclosure of private information, which could result in liabilities against us, costs to investigate, remediate and defend, and damage to our reputation; delays or changes in construction costs, and/or our ability to obtain required permits and materials for present or prospective facilities; changes in the costs to implement new information technology systems and/or obstacles that impede our ability to complete such projects timely and effectively; changes in the long-term global and our utilities' service area climates, which can affect, among other things, customer demand patterns and the volume and timing of streamflows to our hydroelectric resources; changes in industrial, commercial and residential growth and demographic patterns in our service territory or changes in demand by significant customers; the loss of key suppliers for materials or services or disruptions to the supply chain; default or nonperformance on the part of any parties from which we purchase and/or sell capacity or energy; deterioration in the creditworthiness of our customers; potential decline in our credit ratings, with effects including impeded access to capital markets, higher interest costs, and restrictive covenants in our financing arrangements and wholesale energy contracts; increasing health care costs and the resulting effect on employee injury costs and health insurance provided to our employees and retirees; increasing costs of insurance, more restrictive coverage terms and our ability to obtain insurance; work force issues, including changes in collective bargaining unit agreements, strikes, work stoppages, the loss of key executives, availability of workers in a variety of skill areas, and our ability to recruit and retain employees; the potential effects of negative publicity regarding business practices, whether true or not, which could result in litigation or a decline in our common stock price; changes in technologies, possibly making some of the current technology obsolete; changes in tax rates and/or policies; changes in interest rates that affect borrowing costs, our ability to effectively hedge interest rates for anticipated debt issuances, variable interest rate borrowing and the extent that we recover interest costs through utility operations; potential difficulties in integrating acquired operations and in realizing expected opportunities, diversions of management resources and losses of key employees, challenges with respect to operating new businesses and other unanticipated risks and liabilities; changes in our strategic business plans, which may be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses and the extent of our business development efforts where potential future business is uncertain; compliance with extensive federal, state and local legislation and regulation, including numerous environmental, health, safety and other laws and regulations that affect our operations and costs; our ability to fully collect the indemnification escrow amounts because of information that was covered under management's representations and warranties related to the Ecova sale which could be inaccurate or incomplete at the time of sale, or because of new information which could be identified subsequent to the sale date, and adverse impacts to our Alaska operations because a majority of the hydroelectric power generation for such operations is provided by a single facility that is subject to a long-term power purchase agreement; hence any issues that negatively affect this facility’s ability to generate or transmit power, the cost and ability to replace power in the event of an extended outage, any decrease in the demand for the power generated by this facility or any loss by our subsidiary of its contractual rights with respect thereto or other adverse effect thereon could negatively affect our Alaska operations' financial results.

For a further discussion of these factors and other important factors, please refer to our Annual Report on Form 10-K for the year ended Dec. 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2014. The forward-looking statements contained in this news release speak only as of the date hereof. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New risks, uncertainties and other factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on our business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

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Issued by: Avista Corporation

AVISTA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars in Thousands except Per Share Amounts)
			Year Ended
	Fourth Quarter		December 31,
	2014	2013	2014	2013
Operating revenues	$411,846	$404,280	$1,472,562	$1,441,744
Operating expenses:
Utility resource costs	197,237	202,309	678,244	689,586
Other operating expenses	89,541	85,083	317,250	314,879
Depreciation and amortization	34,528	30,436	130,180	117,755
Utility taxes other than income taxes	23,787	22,298	94,300	88,435
Total operating expenses	345,093	340,126	1,219,974	1,210,655
Income from continuing operations	66,753	64,154	252,588	231,089
Interest expense, net of capitalized interest	18,266	18,405	71,828	73,909
Other income - net	(3,083)	(728)	(11,346)	(5,167)
Income from continuing operations before income taxes	51,570	46,477	192,106	162,347
Income tax expense	20,966	16,085	72,240	58,014
Net income from continuing operations	30,604	30,392	119,866	104,333
Net income from discontinued operations	1,639	1,140	72,411	7,961
Net income	32,243	31,532	192,277	112,294
Net loss (income) attributable to noncontrolling interests	(23)	134	(236)	(1,217)
Net income attributable to Avista Corp. shareholders	$32,220	$31,666	$192,041	$111,077
Issued February 25, 2015

AVISTA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (continued) (UNAUDITED)
(Dollars in Thousands except Per Share Amounts)

	Fourth Quarter		Year-to-Date
	2014	2013	2014	2013
Amounts attributable to Avista Corp. shareholders:
Net income from continuing operations attributable to Avista Corp. shareholders	$30,581	$30,391	$119,817	$104,273
Net income from discontinued operations attributable to Avista Corp. shareholders	1,639	1,275	72,224	6,804
Net income attributable to Avista Corp. shareholders	$32,220	$31,666	$192,041	$111,077
Weighted-average common shares outstanding (thousands), basic	62,290	60,037	61,632	59,960
Weighted-average common shares outstanding (thousands), diluted	62,671	60,087	61,887	59,997
Earnings per common share attributable to Avista Corp. shareholders, basic:
Earnings per common share from continuing operations	$0.49	$0.51	$1.94	$1.74
Earnings per common share from discontinued operations	0.03	0.02	1.18	0.11
Total earnings per common share attributable to Avista Corp. shareholders, basic	$0.52	$0.53	$3.12	$1.85
Earnings per common share attributable to Avista Corp. shareholders, diluted:
Earnings per common share from continuing operations	$0.48	$0.51	$1.93	$1.74
Earnings per common share from discontinued operations	0.03	0.02	1.17	0.11
Total earnings per common share attributable to Avista Corp. shareholders, diluted	$0.51	$0.53	$3.10	$1.85
Dividends declared per common share	$0.3175	$0.305	$1.27	$1.22
Issued February 25, 2015

AVISTA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in Thousands)
	December 31,
	2014	2013
Assets
Cash and cash equivalents	$22,143	$82,574
Accounts and notes receivable	171,925	221,343
Investments and funds held for clients	—	96,688
Other current assets	201,279	149,074
Total net utility property	3,619,962	3,202,425
Other non-current assets	151,174	240,437
Regulatory assets for deferred income taxes	100,412	71,421
Regulatory assets for pensions and other postretirement benefits	235,758	156,984
Regulatory asset for unsettled interest rate swaps	77,063	—
Other regulatory assets	116,403	126,173
Other deferred charges	16,212	14,804
Total Assets	$4,712,331	$4,361,923
Liabilities and Equity
Accounts payable	$112,974	$182,088
Current portion of long-term debt	6,424	358
Current portion of nonrecourse long-term debt of Spokane Energy	1,431	16,407
Short-term borrowings	105,000	171,000
Client fund obligations	—	99,117
Other current liabilities	159,440	156,370
Long-term debt	1,492,062	1,272,425
Nonrecourse long-term debt of Spokane Energy	—	1,431
Long-term debt to affiliated trusts	51,547	51,547
Long-term borrowings under committed line of credit	—	46,000
Regulatory liability for utility plant retirement costs	254,140	242,850
Pensions and other postretirement benefits	189,489	122,513
Deferred income taxes	710,342	535,343
Other non-current liabilities and deferred credits	146,240	130,318
Total Liabilities	3,229,089	3,027,767
Redeemable Noncontrolling Interests	—	15,889
Equity
Avista Corporation Shareholders' Equity:
Common stock (62,243,374 and 60,076,752 outstanding shares)	999,960	896,993
Retained earnings and accumulated other comprehensive loss	483,711	401,273
Total Avista Corporation Shareholders' Equity	1,483,671	1,298,266
Noncontrolling interests	(429)	20,001
Total Equity	1,483,242	1,318,267
Total Liabilities and Equity	$4,712,331	$4,361,923
Issued February 25, 2015

AVISTA CORPORATION
FINANCIAL AND OPERATING HIGHLIGHTS (UNAUDITED)
(Dollars in Thousands)
			Year Ended,
	Fourth Quarter		December 31,
	2014	2013	2014	2013
Avista Utilities
Retail electric revenues	$197,458	$195,619	$757,130	$742,370
Retail kWh sales (in millions)	2,272	2,280	8,776	8,897
Retail electric customers at end of period	370,086	366,206	370,086	366,206
Wholesale electric revenues	$30,066	$26,491	$138,162	$127,556
Wholesale kWh sales (in millions)	672	739	3,686	3,874
Sales of fuel	$26,906	$32,309	$83,732	$126,657
Other electric revenues	$6,933	$5,983	$27,467	$36,071
Provision for electric earnings sharing	$(1,319)	$(2,048)	$(7,503)	$(2,048)
Retail natural gas revenues	$102,345	$118,257	$313,502	$314,835
Wholesale natural gas revenues	$60,716	$61,144	$228,187	$194,717
Transportation and other natural gas revenues	$3,868	$4,428	$15,196	$16,149
Provision for natural gas earnings sharing	$832	$(442)	$(221)	$(442)
Total therms delivered (in thousands)	307,089	324,538	1,025,942	1,023,043
Retail natural gas customers at end of period	329,564	325,757	329,564	325,757
Intracompany revenues	$37,990	$46,415	$142,153	$151,870
Income from operations (pre-tax)	$62,323	$64,924	$239,976	$232,572
Net income attributable to Avista Corporation shareholders	$28,233	$32,333	$113,263	$108,598
Alaska Electric Light and Power Company
Revenues	$12,487	$—	$21,644	$—
Retail kWh sales (in millions)	101	—	189	—
Retail electric customers at end of period	16,394	—	16,394	—
Income from operations (pre-tax)	$4,948	$—	$6,221	$—
Net income attributable to Avista Corp. shareholders	$2,641	$—	$3,152	$—
Ecova - Discontinued Operations
Revenues	$—	$43,396	$87,534	$176,761
Net income attributable to Avista Corporation shareholders	$1,639	$1,370	$72,390	$7,129
Other
Revenues	$9,994	$9,404	$39,219	$39,549
Income (loss) from operations (pre-tax)	$(518)	$(770)	$6,391	$(1,483)
Net loss attributable to Avista Corporation shareholders	$(293)	$(2,037)	$3,236	$(4,650)
Issued February 25, 2015